Pricing Supplement Dated June 9, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	4.75%

Effective Dates:	6-09-2008 through	6-15-2008